EXHIBIT 4.5

                                              CAIRN ENERGY USA, INC.
                                              1993 STOCK OPTION PLAN
                                        NONSTATUTORY STOCK OPTION AGREEMENT



     THIS AGREEMENT is made and entered into this day of , 199 , between Cairn Energy USA, Inc., a Delaware corporation (the "Corporation"), and (the "Holder") in connection with the grant of a Nonstatutory Option (defined below) under the Cairn Energy USA, Inc. 1993 Stock Option Plan (the "Plan"), as amended.

                                               W I T N E S S E T H:

     WHEREAS, the Holder is either an employee of the Corporation or one of its Affiliates (defined below) in a key position; and
     WHEREAS, the Corporation desires to encourage the Holder to own Stock (defined below) and to give him added incentive to advance the interests of the Corporation through the Plan; and
     WHEREAS, the Corporation adopted the Plan, as approved and ratified by stockholders, effective April 8, 1993, and subsequently adopted amendments to the Plan; and
     WHEREAS, the Corporation desires to grant the Holder a Nonstatutory Option to purchase shares of Stock of the Corporation under terms and conditions established by the Board of Directors (defined below);
     NOW, THEREFORE, in consideration of these premises, the parties agree that the following shall constitute the Agreement between the Corporation and the
Holder:
     1. Definitions. For purposes of this Agreement, defined terms shall have the meanings given to them by the Plan except as specified below:

     1.1 "Agreement" shall mean this document as executed by the Corporation and the Holder, and as it may be subsequently amended.
     1.2 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar or superseding statute or statutes.
     1.3 "Nonstatutory Option" and "Option" shall mean a stock option granted pursuant to this Agreement that does not satisfy the requirements of section 422 of the Code.

     1.4 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar or superseding statute or statutes.


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     2. Grant of  Nonstatutory  Option.  Subject to the terms and conditions set forth in this Agreement, the Corporation grants to the Holder a Nonstatutory Option to purchase from the Corporation during the period ending ten (10) years from the date of this Agreement shares of Stock at a price of $ per share, subject to adjustment, if any, as provided in this Agreement. In no event shall the exercise price per share of this Option be less than the par value per share of Stock.

     This Nonstatutory Option is exercisable with respect to the shares of Stock indicated above on or after the following dates:

                                                                        shares of Stock
                                                                        additional shares of Stock
                                                                        additional shares of Stock

     In no event shall the Option be exercisable within the first six months of its Date of Grant.
     3. Notice of Exercise. This Nonstatutory Option may be exercised in whole or in part, from time to time, in accordance with Paragraph 2, by written notice to the Corporation at the address provided in this Agreement, which notice shall:
     (a) specify the number of whole shares of Stock to be purchased and the exercise price to be paid for such shares;

     (b) if the person exercising this Nonstatutory Option is not the Holder himself, contain or be accompanied by evidence satisfactory to the Committee of such person's right to exercise this Nonstatutory Option; and

     (c) be accompanied by payment in full of the purchase price in the form of cash, a certified or cashier's check to the order of the Corporation or a wire transfer of immediately available funds.

     This Nonstatutory Option may be exercised only in increments at least equal to the lesser of one hundred (100) shares or ten percent (10%) of the number of whole shares as to which it is exercisable.

     4. Investment Letter. The Holder agrees that the shares of Stock acquired on exercise of this Nonstatutory Option shall be acquired for his own account for investment only and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or other applicable securities laws. If the Committee so determines, any Stock certificates issued upon exercise of this Nonstatutory Option shall bear a legend to the effect that the shares have been so acquired. The Corporation may, but in no event shall be required to, bear any expenses of complying with the Securities Act, other applicable securities laws or the rules and regulations of any national securities exchange or other regulatory authority in connection with the registration, qualification, or transfer, as the case may be, of this Nonstatutory Option or any shares of Stock acquired upon the exercise of this Nonstatutory Option. The foregoing restrictions on the transfer of the shares of Stock shall be inoperative if (a) the Corporation previously shall have been furnished with an opinion of counsel, satisfactory to it, to the effect that such transfer will not require registration under the Securities Act or other

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     applicable securities laws, or (b) the shares of Stock shall have been duly registered in compliance with the Securities Act and other applicable securities laws.
     5. Transfer and Exercise of Nonstatutory Option. This Nonstatutory Option shall not be transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act ("ERISA") or the rules thereunder. No assignment or transfer of this Nonstatutory Option, whether voluntary or involuntary, by operation of law or otherwise, except a transfer by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA or the rules thereunder, shall vest in the assignee or transferee any interest or right whatsoever in this Nonstatutory Option.
     During the Holder's lifetime, this Nonstatutory Option may be exercised only by him, his guardian or legal representative or the recipient of the Nonstatutory Option pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA or the rules thereunder.
     6. Status of Holder. The Holder shall not be deemed a stockholder of the Corporation with respect to any of the shares of Stock subject to this Nonstatutory Option, except to the extent that such shares shall have been purchased and transferred to him. The Corporation shall not be required to issue or transfer any certificates for shares of Stock purchased upon exercise of this Nonstatutory Option until all applicable requirements of law have been satisfied and such shares shall have been duly listed on any securities exchange on which the Stock may then be listed.
     7. No Effect on Capital Structure. This Nonstatutory Option shall not affect the right of the Corporation or any Affiliate to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.
     8. Expiration of Nonstatutory Option Upon Termination of Employment. Except as otherwise specifically provided in this Agreement, if a Holder ceases to be an Eligible Individual, the portion, if any, of the Option that is exercisable but remains unexercised on the date the Holder stops being an Eligible Individual shall terminate twenty-four (24) months after such Holder ceases to be an Eligible Individual.
     The portion of the Option that is not exercisable on the date the Holder ceases to be an Eligible Individual shall terminate and be forfeited to the Corporation on the date of such cessation. Notwithstanding the previous sentence, if (i) a Change in Control of the Corporation occurs and, within twenty-four months from the date of the Change in Control of the Corporation, a Holder ceases to be an Eligible Individual either because (A) the Corporation terminates the Holder's employment with the Corporation for a reason other than Due Cause or (B) the Holder terminates his employment with the Corporation due to a Severance Termination by the Holder of the Holder's Employment Agreement, or (ii) a Holder ceases to be an Eligible Individual by reason of death, then any Options held by such Holder shall be exercisable in full on the date such Holder ceases to be an Eligible Individual, and no portion of an Option held by such Holder shall terminate or forfeit on the date such Holder ceases to be an Eligible Individual. The provisions
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     of this  paragraph of Paragraph 8 shall be applied before the provisions of the immediately preceding paragraph of Paragraph 8.
     9. Adjustments Upon Changes in Capitalization, Merger, Etc. Notwithstanding any other provision of this Agreement, in the event of any change in the number of outstanding shares of Stock
     (a) effected without receipt of consideration by the Corporation, by reason of a stock dividend, split, combination, exchange or other recapitalization, merger, or otherwise, in which the Corporation is the surviving corporation, or
     (b) by reason of a spin-off of a part of the Corporation into a separate entity, or assumptions and conversions of outstanding grants due to an acquisition by the Corporation of a separate entity,
     (1) the aggregate number and class of shares subject to this Nonstatutory Option and (2) the exercise price of this Nonstatutory Option shall be automatically adjusted to accurately and equitably reflect the effect of such changes. In the event of a dispute concerning such adjustment, the Committee shall have full discretion to resolve the dispute. The number of shares subject to this Nonstatutory Option shall be automatically reduced by any fraction which results from any adjustment made pursuant to this Paragraph.
In the event of:

     (a) a dissolution or liquidation of the Corporation,

     (b) a merger or consolidation (other than a merger effecting a reincorporation of the Corporation in another state or any other merger or consolidation in which the stockholders of the surviving corporation and their proportionate interests in the surviving corporation immediately after the merger or consolidation are substantially identical to the stockholders of the Corporation and their proportionate interests in the Corporation immediately prior to the merger or consolidation) in which the Corporation is not the surviving corporation (or survives only as a subsidiary of another corporation in a transaction in which the stockholders of the parent of the Corporation and their proportionate interests in the parent immediately after the transaction are not substantially identical to the stockholders of the Corporation and their proportionate interests therein immediately prior to the transaction; provided, however, that the Board of Directors may at any time prior to such a merger or consolidation provide by resolution that the foregoing provisions of this parenthetical shall not apply if a majority of the board of directors of such parent immediately after the transaction consists of individuals who constituted a majority of the Board of Directors immediately prior to the transaction), or

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     (c) a transaction in which any person (other than Cairn Energy PLC) becomes the owner of 50% or more of the total combined voting power of all classes of stock of the Corporation (provided, however, that the Board of Directors may at any time prior to such transaction provide by resolution that this Subparagraph
(c) shall not apply if such acquiring person is a corporation and a majority of the board of directors of the acquiring corporation immediately after the transaction consists of individuals who constituted a majority of the Board of Directors immediately prior to the acquisition of such 50% or more total combined voting power)

     the Board of Directors may, at its election, as of the effective time of such transaction, either (1) change the number and kind of shares of stock (including substitution of shares of another corporation) and exercise price in the manner it deems appropriate, or (2) purchase the Option from the Holder by tendering cash equal to the Fair Market Value of the Stock represented by the Option less the exercise price of the Option specified in this Agreement, without regard to the determination as to the periods and installments of exercisability made pursuant to this Agreement, if (and only if) the Option has not at that time expired or been terminated.
     10. Committee Authority. Any question concerning the interpretation of this Agreement, any adjustments required to be made under this Agreement, and any controversy which may arise under this Agreement shall be determined by the Committee in its sole discretion.

     11. Plan Controls. The terms of this Agreement are governed by the terms of the Plan, a copy of which is attached as Exhibit A and made a part of this Agreement as if fully set forth in this Agreement, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

     12. Notice. Whenever any notice is required or permitted under this Agreement, such notice must be in writing and personally delivered, telecopied (if confirmed), or sent by mail. Any notice required or permitted to be delivered under this Agreement shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has previously specified by written notice delivered in accordance with this Agreement. The Corporation or Holder may change, at any time and from time to time, by written notice to the other, the address previously specified for receiving notices. Until changed in accordance with this Agreement, the Corporation and the Holder specify their respective addresses as set forth below:
      Corporation:                          Cairn Energy USA, Inc.
                                    8235 Douglas Avenue, Suite 1221
                                    Dallas, Texas 75225
                                    Attention: Secretary

      Holder:




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     13. Information Confidential.  As partial consideration for the granting of this Nonstatutory Option, the Holder agrees that he will keep confidential all information and knowledge that he has relating to the manner and amount of participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Holder's spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and the Holder has executed this Agreement on the day and year first above written.


                                            "CORPORATION"

                                            CAIRN ENERGY USA, INC.



                                            By:





                                            "HOLDER"






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